EXHIBIT 99.1

The CATO Corporation

                                             NEWS RELEASE

FOR IMMEDIATE RELEASE

                         CEO Approval ________

For Further Information Contact:

          John R. Howe

          Executive Vice President

          Chief Financial Officer

          704-551-7315

CATO REPORTS 3Q EPS of $0.16

Charlotte, NC (November 20, 2018) – The Cato Corporation (NYSE: CATO) today reported net income of $3.8 million for the third quarter ended November 3, 2018, compared to net income of $2.7 million for the third quarter ended October 28, 2017.  Earnings per diluted share for the third quarter were $0.16, compared to $0.11 last year.  Sales for the third quarter ended November 3, 2018 were $187.9 million, flat compared to sales of $188.4 million for the third quarter ended October 28, 2017.  Same-store sales for the quarter increased 1% to last year.

“While we had positive same-store sales and better merchandise margins than last year due to lower markdown sales the results, excluding favorable litigation settlements, did not meet our expectations,” stated John Cato, Chairman, President, and Chief Executive Officer.  “Also, given our weakening sales trend, we now expect fourth quarter results to be well below our expectations.”

For the nine months ended November 3, 2018, the Company earned net income of $33.7 million, compared to net income of $24.0 million for the nine months ended October 28, 2017.  Earnings per diluted share were $1.36 compared to $0.93 last year.  Sales for the nine months ended November 3, 2018 were $630.8 million, flat compared to sales of $631.0 million for the nine months ended October 28, 2017.  Year-to-date same-store sales increased 1% to last year.

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

For the quarter, the gross margin rate increased to 34.5% of sales from 33.9% last year, primarily due to higher merchandise margins and lower buying, distribution and occupancy expenses.  The SG&A rate for the quarter decreased slightly to 32.9% from 33.0% last year primarily due to favorable litigation settlements offset by higher incentive compensation.  Income tax for the quarter was a benefit of $1.3 million compared to a benefit of $2.8 million last year.  The company ended the quarter with cash and short-term investments of $213.7 million.

Year-to-date, the gross margin rate increased to 37.4% of sales from 34.8% the prior year primarily due to higher merchandise margins and lower buying, distribution and occupancy expenses.  The year-to-date SG&A rate increased to 31.2% from 30.1% last year primarily due to higher incentive compensation and insurance costs offset by favorable litigation settlements.  Income tax for the year was an expense of $2.9 million compared to a benefit of $0.3 million last year.

As of November 3, 2018, the Company operated 1,350 stores in 33 states, compared to 1,370 stores in 33 states as of October 28, 2017.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato,” “Versona” and “It’s Fashion.”  The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  The Company also offers exclusive merchandise found in its Cato stores at www.catofashions.com.  Versona is a unique fashion destination offering apparel and accessories including jewelry, handbags and shoes at exceptional prices every day.  Select Versona merchandise can also be found at www.shopversona.com.  It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated operational and financial results are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: any actual or perceived deterioration in the conditions that drive consumer confidence and spending, including, but not limited to, levels of unemployment, fuel, energy and food costs, wage rates, tax rates, home values, consumer net worth and the availability of credit; uncertainties regarding the impact of any governmental responses to the foregoing conditions; competitive factors and pricing pressures; our ability to predict and respond to rapidly changing fashion trends and consumer demands; adverse weather or similar conditions that may affect our sales or operations; inventory risks due to shifts in market demand, including

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

the ability to liquidate excess inventory at anticipated margins; and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on Form 10-K and in other reports the Company files with or furnishes to the SEC from time to time.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED NOVEMBER 3, 2018 AND OCTOBER 28, 2017

(Dollars in thousands, except per share data)

	Quarter Ended				Nine Months Ended

	November 3,	%	October 28,	%	November 3,	%	October 28,	%
	2018	Sales	2017	Sales	2018	Sales	2017	Sales

REVENUES
Retail sales	$187,892	100.0%	$188,368	100.0%	$630,765	100.0%	$631,049	100.0%
Other revenue (principally finance,
late fees and layaway charges)	2,120	1.1%	1,905	1.0%	6,464	1.0%	5,926	0.9%

Total revenues	190,012	101.1%	190,273	101.0%	637,229	101.0%	636,975	100.9%

GROSS MARGIN (Memo)	64,878	34.5%	63,906	33.9%	235,663	37.4%	219,546	34.8%

COSTS AND EXPENSES, NET
Cost of goods sold	123,014	65.5%	124,462	66.1%	395,102	62.6%	411,503	65.2%
Selling, general and administrative	61,765	32.9%	62,100	33.0%	196,616	31.2%	190,162	30.1%
Depreciation	4,094	2.2%	5,047	2.7%	12,470	2.0%	14,989	2.4%
Interest and other income	(1,374)	-0.7%	(1,200)	-0.6%	(3,559)	-0.6%	(3,472)	-0.6%

Cost and expenses, net	187,499	99.8%	190,409	101.1%	600,629	95.2%	613,182	97.2%

Income Before Income Taxes	2,513	1.3%	(136)	-0.1%	36,600	5.8%	23,793	3.8%

Income Tax Expense	(1,287)	-0.7%	(2,830)	-1.5%	2,907	0.5%	(252)	0.0%

Net Income	$3,800	2.0%	$2,694	1.4%	$33,693	5.3%	$24,045	3.8%

Basic Earnings Per Share	$0.16		$0.11		$1.36		$0.93

Diluted Earnings Per Share	$0.16		$0.11		$1.36		$0.93

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	November 3,	February 3,
	2018	2018
	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$26,668	$78,047
Short-term investments	183,241	118,836
Restricted cash	3,768	3,722
Accounts receivable - net	37,016	28,018
Merchandise inventories	113,046	121,535
Other current assets	11,195	22,322

Total Current Assets	374,934	372,480

Property and equipment – net	99,308	109,368

Noncurrent Deferred Income Taxes	11,155	12,570

Other assets	21,496	21,658

TOTAL	$506,893	$516,076

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$138,113	$139,081

Noncurrent Liabilities	42,580	50,642

Stockholders' Equity	326,200	326,353

TOTAL	$506,893	$516,076

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8100 Denmark Road P.O. Box 34216 Charlotte, NC 28234 (704) 554-8510